[LETTERHEAD]


Steve Phenix
MCI Telecommunications                                August 21, 1996
707 17th St. Suite 3600
Denver, CO 80202

         This letter shall serve as an agreement between MCI and ROCKY MOUNTAIN INTERNET INC. (hereafter referred to as RMI) governing the provision of professional information system development services for MCI by RMI relative to the design and development of the MCI internal Intranet project referred to as Electronic Advice.

         RMI shall design and, with design approval of MCI, develop supporting systems to facilitate Electronic Advice operation. These functions include (but are not limited to) integration to ISI to download paystub information, integration to ADP to download paystub information, develop a full security access system, view current payroll information, view payroll history information, view employee information and send a message to payroll.

         MCI shall provide to RMI data, documents, and information in verbal and written form, as required and appropriate, to enable RMI to successfully complete the above responsibilities.

         MCI and RMI both understand that the development of information systems in an on going process. Additional work, beyond the scope of this agreement, will be negotiated as separate consultation.

         RMI shall complete the assigned tasks on a schedule consistent with the responsibilities involved and in accord with MCI requirements as mutually agreed.

         RMI shall deliver the above described services by providing one full time systems developer and three part time systems engineers at an hourly rate of $80 and $107. RMI shall provide MCI with a detailed billing statement categorizing hours billed in each of the developed functions. The scope of this agreement shall not exceed 105,000 DOLLARS. If MCI chooses to extend the term of the agreement beyond 105,000 dollars, they will request extension (including a new maximum project amount) in writing and attach a copy of this agreement to be initialed by both parties.

         In the event that MCI elects to terminate this agreement, MCI shall provide written notice to RMI and shall be responsible for any and all costs incurred to date and experienced in the winding down of the project, if any.

         If the terms of this agreement meet with your acceptance, please indicate the same by signing below in the space provided and return a signed copy of this agreement.

Sincerely,

/s/Elaine Feeney
Elaine Feeney
Director, Consulting Services
Rocky Mountain Internet Inc.

                                  Accepted for MCI Telecommunications
                                  By /s/Steven S. Phenix
                                     ----------------------------------
                                  Date 8/26/96
                                     ----------------------------------